Franklin Financial Corporation Reports Fourth Quarter 2012 Financial Results and Announces a Special Dividend and Third Stock Repurchase Program

Richmond, Va., November 15, 2012 – Franklin Financial Corporation (NASDAQ: FRNK), (“the Company”), the parent company of Franklin Federal Savings Bank, announced net income for the three months ended September 30, 2012 of $2.6 million, or $0.20 per share, compared to $936,000, or $0.07 per share, for the three months ended September 30, 2011. For the year ended September 30, 2012, the Company reported net income of $6.5 million, or $0.50 per share, compared to $1.4 million, or $0.11 per share, for the year ended September 30, 2011.

“Our fourth fiscal quarter ended September 30, 2012 produced mostly positive results, but there are still areas that need improvement,” noted Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer. “We increased tangible book value by $0.30 per share and recorded comprehensive income of $5.3 million due to solid net income and unrealized appreciation in our investment portfolio. Our asset quality improved despite an increase in nonperforming assets during the quarter. An increase in nonperforming loans was the result of a revised application of regulatory guidance rather than a decline in credit quality, and an increase in other real estate owned was the result of proactive measures to resolve substandard loans. We believe the economy and housing market are improving in our primary lending area, but the low interest rates created by the Federal Reserve are putting pressure on our net interest income and margins.”

Fourth Quarter Highlights

•	Tangible book value increased $0.30 per share in the three months ended September 30, 2012 to $18.70 per share.
•	Comprehensive income was $5.3 million for the three months ended September 30, 2012, consisting of net income of $2.6 million and other comprehensive income of $2.7 million.
•	The Company recorded a credit provision for loan losses of $607,000 for the three months ended September 30, 2012 compared to a provision expense of $1.2 million for the three months ended September 30, 2011.
•	Net interest margin for the three months ended September 30, 2012 declined 3 basis points to 2.62% from the prior quarter, and net interest income declined $55,000 from the prior quarter.
•	Nonperforming assets increased $11.2 million in the three months ended September 30, 2012 to $49.1 million.
•	The Company repurchased 434,400 shares of its common stock for $7.4 million ($16.99 per share on average) under its previously announced stock repurchase programs, completing the first repurchase program and leaving 433,826 shares remaining to be repurchased under the second program at September 30, 2012.
•	The Company, through an independent trustee, purchased 183,900 shares of its common stock for $3.1 million ($16.81 per share on average) for its 2012 Equity Incentive Plan, leaving 103,614 shares remaining to be purchased for the Plan at September 30, 2012.

Net Interest Income

Net interest income for the three months ended September 30, 2012 decreased $302,000, or 4.3%, to $6.7 million compared to $7.0 million for the three months ended September 30, 2011. This decrease is the result of a lower interest rate environment, which particularly affected the yield on our investment portfolio. Average interest-earning assets decreased $43.6 million and average interest-bearing liabilities declined $29.1 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011. Interest income on loans declined $309,000 and interest income on securities declined $805,000, while deposit costs declined $403,000 and FHLB borrowing costs declined $370,000. Our net interest margin for the three months ended September 30, 2012 decreased 1 basis point to 2.62% from the same period in the prior year. The yield on securities decreased 59 basis points and the cost of deposits and FHLB borrowings declined 22 basis points and 33 basis points, respectively. The primary cause of the decrease in the yield on securities was a 134 basis point decline in the yield on mortgage-backed securities (“MBSs”) and an 81 basis point decline in the yield on collateralized mortgage obligations (“CMOs”) as we continued to purchase lower-yielding short-term MBSs and CMOs in order to comply with qualified thrift lender requirements without taking on excessive interest rate risk. The decline in the cost of FHLB borrowings was the result of the Company’s exchange of nine FHLB advances for lower-rate advances during fiscal 2012.

Net interest income increased $667,000, or 2.5%, to $27.2 million for the year ended September 30, 2012 compared to $26.5 million for the year ended September 30, 2011. This increase is the result of declines in the balances of and rates paid on deposits and FHLB borrowings, partially offset by lower interest rates on loans and securities and a higher mix of investment securities rather than loans in the current fiscal year. Deposit costs declined $2.4 million and FHLB borrowing costs declined $585,000 while interest income on loans declined $1.1 million and interest income on securities declined $1.2 million. Our net interest margin for the year ended September 30, 2012 remained constant at 2.67% compared to the year ended September 30, 2011. Decreases in the cost of deposits and FHLB borrowings of 34 basis points and 14 basis points, respectively, were offset by a 67 basis point decline in the yield on securities.

Noninterest Income, Excluding Impairment Charges and Gains and Losses on Sales of Securities

Noninterest income, excluding impairment charges and gains and losses on sales of securities, decreased $22,000, or 2.8%, to $768,000 for the three months ended September 30, 2012 compared to $790,000 for the three months ended September 30, 2011. For the year ended September 30, 2012, noninterest income, excluding impairment charges and gains and losses on sales of securities, increased $1.9 million, or 70.7%, to $4.5 million compared to $2.6 million for the year ended September 30, 2011. This increase was primarily the result of a $1.3 million increase in net gains on sales of other real estate owned and a $551,000 increase in other service charges and fees due to fees received on the prepayment of several large loans.

Impairment Charges and Gains and Losses on Sales of Securities

The Company recorded other-than-temporary impairment (“OTTI”) charges in earnings of $280,000 for the three months ended September 30, 2012 compared to charges of $637,000 for the three months ended September 30, 2011. OTTI charges for the three months ended September 30, 2012 related entirely to debt securities compared to $318,000 on debt securities and $319,000 on equity securities for the three months ended September 30, 2011. For the year ended September 30, 2012, the Company recorded OTTI charges in earnings of $4.7 million compared to charges of $2.6 million for the year ended September 30, 2011. OTTI charges for the year ended September 30, 2012 included $1.3 million on debt securities and $3.4 million on equity securities compared to charges of $1.5 million on debt securities and $1.1 million on equity securities for the year ended September 30, 2011.

OTTI charges on debt securities in the current year related primarily to the Company’s investment in an auction-rate municipal bond backed by student loans that was downgraded during the year and experienced deteriorating collateral quality as well as the Company’s portfolio of non-agency CMOs. OTTI charges on equity securities in the current year related primarily to investments in Virginia-based community banks as well as an exchange-traded fund designed to move inversely with the price of the 20-year treasury bond. During the year ended September 30, 2012, the Company sold its investment in this exchange-traded fund, as well as a significant portion of its investments in stocks of financial institutions and other companies with exposure to global credit, currency and other risks, which should greatly reduce its exposure to OTTI charges on equity securities in the future.

Sales of securities resulted in net gains of $840,000 for the three months ended September 30, 2012 compared to net losses of $22,000 for the three months ended September 30, 2011. For the year ended September 30, 2012, sales of securities resulted in net gains of $63,000 compared to $243,000 for the year ended September 30, 2011.

Other Noninterest Expenses

Other noninterest expenses increased $981,000, or 25.5%, to $4.8 million for the three months ended September 30, 2012 compared to $3.9 million for the three months ended September 30, 2011. The increase was due primarily to an $879,000 increase in personnel expenses and a $452,000 increase in other operating expenses due to increased compensation expense related to stock options and restricted stock granted to officers and directors under the 2012 Equity Incentive Plan. These increases were partially offset by a $370,000 decrease in impairment charges on other real estate owned.

For the year ended September 30, 2012, other noninterest expenses decreased $3.9 million, or 18.5%, to $17.1 million compared to $20.9 million for the year ended September 30, 2011. The decrease was the net result of several factors, the largest of which was $5.6 million in charitable contributions to The Franklin Federal Foundation made during the year ended September 30, 2011 in connection with the Company’s mutual-to-stock conversion compared to no such contributions made in the year ended September 30, 2012. The decrease was also due to a $598,000 decrease in impairment charges on other real estate owned. These decreases were partially offset by an increase in personnel expense of $1.5 million and an increase in other operating expenses of $835,000 due to increased compensation expense related to stock options and restricted stock granted to officers and directors under the 2012 Equity Incentive Plan.

Asset Quality

Nonperforming assets increased $11.2 million in the three months ended September 30, 2012 and decreased $1.8 million in the year ended September 30, 2012 to $49.1 million. The increase for the three months ended September 30, 2012 was the result of a $5.3 million increase in nonperforming loans as well as a $5.9 million increase in other real estate owned. The increase in nonperforming loans was the result of a revised application of regulatory guidance whereby the Company placed a current loan on nonaccrual status because other loans secured by the same collateral are delinquent. The increase in other real estate owned was due to the foreclosure of several substandard loans. Nonperforming loans totaled $32.6 million at September 30, 2012 compared to $27.3 million at June 30, 2012 and $42.2 million at September 30, 2011. Other real estate owned totaled $16.5 million at September 30, 2012 compared to $10.6 million at June 30, 2012 and $8.6 million at September 30, 2011. Total nonperforming loans as a percentage of total loans at September 30, 2012 were 7.02% compared to 5.72% at June 30, 2012 and 8.50% at September 30, 2011.

The Company recorded a credit provision for loan losses of $607,000 for the three months ended September 30, 2012 compared to a provision expense of $1.2 million for the three months ended September 30, 2011. The Company recorded a credit provision for loan losses of $1.1 million for the year ended September 30, 2012 compared to a provision expense of $3.7 million for the year ended September 30, 2011. The allowance for loan losses as a percentage of total loans was 2.22% at September 30, 2012 compared to 2.26% at June 30, 2012 and 2.95% at September 30, 2011.

Special Dividend

On November 15, 2012, the Board of Directors declared a special dividend of $0.45 per share of common stock, payable on December 18, 2012 to stockholders of record on November 30, 2012. In announcing the special dividend, Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer, stated, “Despite purchasing $22.8 million of common stock under our first and second stock repurchase programs and for our 2012 Equity Incentive Plan in fiscal 2012, our stockholders’ equity declined only $91,000 during the year because of our strong earnings and other comprehensive income. This allows us to return most of our 2012 net income to our stockholders while tax rates on dividend income are lower than proposed for future years. In the future, we will continue to favor stock repurchases rather than regular or special dividends as long as we are able to repurchase shares at attractive prices.”

Stock Repurchase Programs

During the three months ended September 30, 2012, the Company repurchased 188,841 shares of its common stock for $3.2 million, or an average price of $16.86 per share, under its first stock repurchase program, which was announced on May 3, 2012, completing this program. On September 12, 2012, the Board of Directors approved a second stock repurchase program whereby the Company may repurchase approximately 5%, or 679,385 shares, of its outstanding common stock. During the three months ended September 30, 2012, the Company repurchased 245,559 shares of outstanding stock for $4.2 million, or an average price of $17.09 per share, under this second plan.

On November 15, 2012, the Board of Directors approved a third stock repurchase program. The new repurchase program provides for the repurchase of up to 645,415 shares, or approximately 5%, of the Company’s common stock that will be outstanding upon completion of the second stock repurchase program. The new repurchases will commence upon completion of the second stock repurchase program. Repurchases will be made from time to time, in the open market or through privately negotiated transactions, as and when deemed appropriate by management and under any plan that may be deployed in accordance with SEC Rule 10b5-1. Richard T. Wheeler, Jr., Chairman, President, and Chief Executive Officer, stated, “Our strong capital position provides us with the flexibility to repurchase shares when the opportunities arise and reinforces our commitment to enhance long-term shareholder value.”

Annual Meeting

The annual meeting of stockholders of Franklin Financial Corporation will be held on Tuesday, February 12, 2013. Details of the annual meeting will be communicated to stockholders in a proxy statement, which will be mailed in early January 2013.

About Franklin Financial Corporation

Franklin Financial Corporation is the parent of Franklin Federal Savings Bank, a federally chartered capital stock savings bank engaged in the business of attracting retail deposits from the general public and originating both owner and non-owner-occupied one-to four-family loans as well as multi-family loans, nonresidential real estate loans, construction loans, and land and land development loans. The Bank is headquartered in Glen Allen, Virginia and operates eight branch offices. Franklin Financial Corporation trades under the symbol FRNK (NASDAQ).

Forward-Looking Statements

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather they are statements based on our current expectations regarding our business strategies and their intended results and our future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions. Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to our actual results, performance and achievements being materially different from those expressed or implied by the forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either internationally, nationally, or in our primary market area, that are worse than expected;
•	a continued decline in real estate values;
•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
•	increased competitive pressures among financial services companies;
•	changes in consumer spending, borrowing and savings habits;
•	legislative, regulatory or supervisory changes that adversely affect our business;
•	adverse changes in the securities markets; and
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Additional factors that may affect our results are discussed in the Company’s Form 10-K for the year ended September 30, 2011 under the Item 1A titled “Risk Factors.” These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, we assume no obligation and disclaim any obligation to update any forward-looking statements.

Website: www.franklinfederal.com

Selected Financial Data

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Dollars in thousands)	2012	2011	2012	2011
Operating Data:
Interest and dividend income	$10,422	$11,497	$43,573	$45,934
Interest expense	3,768	4,541	16,370	19,398
Net interest income	6,654	6,956	27,203	26,536
Provision for loan losses	(607)	1,207	(1,149)	3,744
Net interest income after provision
for loan losses	7,261	5,749	28,352	22,792
Noninterest income (expense):
Impairment of securities reflected in earnings	(280)	(637)	(4,665)	(2,572)
Gains (losses) on sales of securities, net	840	(22)	63	243
Gains on sales of other real estate owned	62	99	1,398	68
Other noninterest income	706	691	3,135	2,588
Total noninterest income (expense)	1,328	131	(69)	327
Other noninterest expenses	4,833	3,852	17,063	20,936

Income before provision for income taxes	3,756	2,028	11,220	2,183
Income tax expense	1,204	1,092	4,739	752
Net income	$2,552	$936	$6,481	$1,431

Per Share Data

	For the Three Months Ended September 30,		For the Year Ended September 30,
(Amounts in thousands, except per share data)	2012	2011	2012	2011
Basic net income per share	$0.20	$0.07	$0.50	$0.11
Diluted net income per share	$0.20	$0.07	$0.50	$0.11
Tangible book value per share at end of period	$18.70	$17.45	$18.70	$17.45
Shares outstanding at end of period	13,342	14,303	13,342	14,303
Weighted-average shares outstanding
Basic	12,644	13,184	13,025	13,177
Diluted	12,702	13,184	13,044	13,177

Linked-Quarter Data

(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Financial Condition Data:
Total assets	$1,070,781	$1,080,994	$1,096,977
Cash and cash equivalents	119,879	130,873	115,749
Securities available for sale	394,179	384,389	396,809
Securities held to maturity	20,372	21,801	25,517
Loans, net	450,465	462,861	478,423
Loans held for sale	1,458	665	922
Cash surrender value of bank-owned life insurance	33,008	32,679	31,714
Deposits	640,304	647,324	648,754
Federal Home Loan Bank borrowings	172,204	171,887	190,000
Total stockholders’ equity	249,467	253,485	249,558

Capital Ratios(1):
Tier 1 capital to adjusted tangible assets	17.68%	17.15%	16.07%
Tier 1 risk-based capital to risk weighted assets	26.62	25.85	23.81
Tangible capital to adjusted tangible assets	17.68	17.15	16.07
Risk-based capital to risk weighted assets	27.87	27.11	25.07

(1)	Ratios are for Franklin Federal Savings Bank.

	For the Three Months Ended
	September 30, 2012	June 30, 2012	September 30, 2011
Performance Ratios:
Return on average assets(2)	0.94%	(0.13)%	0.33%
Return on average equity(2)	3.99	(0.54)	1.45
Interest rate spread(2)(3)	2.28	2.27	2.22
Net interest margin(2)(4)	2.62	2.65	2.63
Efficiency ratio(5)	65.27	59.28	45.37
Average interest-earning assets to
average interest-bearing liabilities	123.43	123.71	124.33
Average equity to average assets	23.52	23.85	23.12

(2)	Annualized
(3)	Represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	A non-GAAP measure calculated by dividing other noninterest expenses, net of impairment charges on OREO and net losses on the sale of fixed assets and foreclosed assets, by the sum of net interest income and other noninterest income, net of impairments of securities, gains or losses on sales of securities, gains and losses on sales of OREO and net gains on sales of fixed assets.

	For the Three Months Ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Asset Quality:
Allowance for Loan Losses
Beginning balance	$10,806	$11,206	$13,432
Provision	(607)	(390)	1,207
Recoveries	714	12	18
Charge-offs	(629)	(22)	(33)
Ending balance	$10,284	$10,806	$14,624
Nonperforming Assets at Period End
Nonaccrual loans	$32,567	$27,270	$42,205
Accruing loans 90+ days past due	-	-	-
Other real estate owned	16,502	10,569	8,627
Total nonperforming assets at period end	49,069	37,839	50,832
Performing troubled debt restructurings (6)	5,534	5,542	-
Troubled debt restructurings and total non-performing assets at period end	$54,603	$43,381	$50,832
Allowance for loan losses as a percent of total loans at period end	2.22%	2.26%	2.95%
Allowance for loan losses as a percent of nonperforming loans at period end	31.58	39.63	34.65
Nonperforming loans as a percent of total loans at period end	7.02	5.72	8.50
Nonperforming assets as a percent of total assets at period end	4.58	3.50	4.63
Total non-performing assets and troubled debt
restructurings to total assets at period end	5.10	4.01	4.63
Net (recoveries) charge-offs to average loans
outstanding during the period (annualized)	(0.07)	0.01	0.01

(6)	Performing troubled debt restructurings do not include troubled debt restructurings of $1.0 million that remain on nonaccrual status and are included in nonaccrual loans above.

Non-GAAP Reconciliation

	For the Three Months Ended
(Dollars in thousands)	September 30, 2012	June 30, 2012	September 30, 2011
Net interest income	$6,654	$6,709	$6,956

Total noninterest income (expense)	1,328	(1,341)	131
Less: (Gains) losses on sales of securities, net	(840)	777	22
Less: Net impairment reflected in income	280	2,058	637
Less: (Gains) on sales of OREO	(62)	(711)	(99)
Total net interest income and adjusted other noninterest income	$7,360	$7,492	$7,647

Other noninterest expenses	$4,833	$5,065	$3,852
Less: Impairment charges on OREO	-	(611)	(370)
Less: Net losses on sales of fixed assets	(29)	(13)	(13)
Adjusted other noninterest expenses	$4,804	$4,441	$3,469

Efficiency ratio	65.27%	59.28%	45.37%